EXHIBIT 99.1

News Release

U.S. Department of Energy Approves Presidential Permit for Northern Pass

Permit Follows Record of Decision and Concludes Environmental Review

of the Most Advanced Clean Energy Project in New England

MANCHESTER, N.H. (November 16, 2017) – Eversource Energy and Northern Pass Transmission LLC (NPT), a subsidiary of Eversource Energy, today announced that the U.S. Department of Energy (DOE) has issued a Record of Decision (ROD) and approved the Presidential Permit for the Northern Pass hydroelectric transmission project that will allow NPT to construct transmission facilities at the U.S./Canada border in Pittsburg, New Hampshire.  This approval is the culmination of a thorough review of the project that involved numerous federal agencies, extensive public involvement, and detailed consideration of approximately a dozen different alternatives.

“We are pleased to see the DOE permitting process for Northern Pass draw to a close, and appreciate the years of diligent work done by the federal agencies in reaching this critical project milestone,” said Eversource New Hampshire President Bill Quinlan.  “With the New Hampshire and Canadian permitting processes also nearing completion, and considering we have all major contractor, equipment and labor agreements in place, Northern Pass is on track to begin construction by mid-2018.  This is good news for customers, and for the broad and diverse group of New Hampshire stakeholders who support this project for the many benefits it will bring to the state and the region.” (See attached quotes.)

In approving the Presidential Permit for Northern Pass, DOE found that the permit was in the public interest and that the project would have no adverse impacts on reliability of the U.S. electric power system, particularly in New England.  As required, DOE also obtained favorable recommendations from the U.S. Departments of State and Defense.  The extensive review of Northern Pass was led by DOE and involved the U.S. Environmental Protection Agency, the U.S. Forest Service – White Mountain National Forest, the New England District of the Army Corps of Engineers and the New Hampshire Office of Energy Planning as cooperating agencies.  The U.S. Fish and Wildlife Service also participated in the review of potential impacts on threatened and endangered species.

The U.S. Forest Service (USFS) is expected to issue a separate final ROD soon in response to NPT’s application for a special use permit to allow burial of the transmission line through the White Mountain National Forest.  In a draft ROD issued in September, the USFS proposed to approve NPT’s application, concluding that the short-term construction impacts of the project are “more than outweighed by the benefits of bringing additional hydropower to the New England grid.”

Northern Pass will result in up to 3.2 million metric tons of avoided CO2 emissions per year in New England.  Estimated wholesale electricity market benefits are approximately $600 million annually for New England and $62 million annually for New Hampshire.  Northern Pass will create a significant increase in New Hampshire’s Gross Domestic Product, estimated to be $2.2 billion over the project’s construction period and in the first 10 years of operation, and the project will create 2,600 jobs in New Hampshire during construction.

Beyond its clean energy benefits and energy cost savings, Northern Pass will provide a number of benefits unique to New Hampshire, including about $30 million annually in additional tax revenue to communities along the route; $7.5 million to the North Country Job Creation Fund to develop and retain jobs in the North Country; thousands of acres set aside for conservation, recreation and mixed-use; and the $200 million Forward NH Fund to support clean energy innovations, economic development, community investment, and tourism.

The Northern Pass transmission line will begin at the Canadian border in Pittsburg, New Hampshire and extend to Deerfield, New Hampshire where it will connect to the New England grid.  More than 80 percent of the line will be located along existing transmission corridors or buried along roadways to eliminate potential view impacts in the White Mountain National Forest area.  Northern Pass will provide a robust, new interconnection path between the Québec and New England electric systems, and will be controlled by the regional system operator, ISO-New England.

Broad Support in New Hampshire

Tony Giunta

Mayor-elect, City of Franklin, NH

“Issuance of the Presidential Permit for the Northern Pass project is great news for the City of Franklin and other municipalities that will directly benefit from the millions of new dollars being invested in our communities.  We greatly appreciate the thoroughness and speed at which the U.S. Department of Energy acted on this critical renewable energy project.”

Guy Montminy

Senior Vice President and Deputy General Manager, BAE Systems Electronic Systems, Nashua, NH

“News that the Northern Pass project is now one step closer to providing clean, renewable, reliable, low-cost power to New Hampshire and New England is encouraging.  BAE Systems saw its energy costs in New Hampshire grow by 24 percent per kilowatt hour from 2014 to 2016.  If these cost increases continue, they threaten New Hampshire’s economic growth.  There is no dispute that the best way to definitively lower electricity costs is to bring more reliable, affordable electricity into the New England power market.  The clean, renewable power Northern Pass will bring to the region will help address these cost increases while appropriately protecting environmental resources.  The state Site Evaluation Committee should follow the lead of federal regulators and approve this project without any further delays.”

Brian Murphy

Business Manager of IBEW Local 104 of Barrington, NH

“The issuance of the federal Record of Decision and Presidential Permit by the U.S. Department of Energy represents a major milestone for the Northern Pass project and the thousands of New Hampshire working families that will benefit from this project.  After conducting scores of public hearings and receiving thousands of public comments, the U.S. DOE correctly concluded that this project provides great benefit to the people of New Hampshire and New England.  IBEW applauds the thorough and efficient permitting work of the U.S. Department of Energy, and we look forward to getting to work building this critical energy infrastructure project.”

Tracy Hatch

President & CEO, Greater Nashua Chamber of Commerce, Nashua, NH

“As New Hampshire businesses look to expand and grow, and as out-of-state and international companies look to relocate to New Hampshire, one of the biggest challenges they all face is the high and too often volatile cost of energy.  From manufacturing to health care, and from hospitality to retail to high-tech software development, virtually every industry we have and want to attract needs a reliable source of energy at a price they can afford with the capacity to meet their needs. Northern Pass promises to provide all that and more.  Our Chamber strongly supports Northern Pass and applauds this major step forward.”

Michael Skelton

President & CEO, Greater Manchester Chamber of Commerce, Manchester, NH

“Growing New Hampshire’s economy is directly tied to availability of low-cost and reliable sources of energy.  The GMCC has supported Northern Pass for years as we know an energy project of this scale will deliver tremendous value to our economy and help attract and retain businesses and jobs to the Granite State, especially from the manufacturing sector. We are pleased to see Northern Pass achieve this important milestone.”

The Northern Pass is a 192-mile electric transmission line project that will bring to New England 1,090 megawatts of clean hydropower.  This reliable and affordable source of power will also bring a wide range of benefits to the region, including millions of dollars in energy cost savings and a significant reduction in carbon emissions.  To learn more about Northern Pass, go to www.northernpass.us

Eversource (NYSE: ES) transmits and delivers electricity and natural gas to more than 3.7 million electric and natural gas customers in Connecticut, Massachusetts and New Hampshire. Recognized as the top U.S. utility for its energy efficiency programs by the sustainability advocacy organization Ceres, Eversource harnesses the commitment of its approximately 8,000 employees across three states to build a single, united company around the mission of safely delivering reliable energy and superior customer service. For more information, please visit our website at Eversource.com and follow us on Twitter (@eversourceNH) and Facebook (facebook.com/EversourceNH).

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CONTACT:

Martin Murray

603-634-2228

martin.murray @ eversource.com

Kaitlyn Woods

603-634-2418

kaitlyn.wood @ eversource.com